Exhibit 5.1
McDermott
Will & Emery
Boston Brussels Chicago Düsseldorf London Los Angeles Miami Milan
Munich New York Orange County Rome San Diego Silicon Valley Washington, D.C.
September 16, 2005
American Standard Inc.
One Centennial Avenue
P.O. Box 6820
Piscataway, New Jersey 08854-3921
Re:      Registration Statement on Form S-4 Relating to $200,000,000 Aggregate Principal
            Amount of 5-1/2% Senior Notes due 2015 (File No. 333-124857)
Ladies and Gentlemen:
We have acted as special counsel to American Standard Inc., a Delaware corporation (the “Company”), and American Standard Companies Inc. and American Standard International Inc., each a Delaware corporation and each a subsidiary of the Company (together, the “Guarantors”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) which includes a form of prospectus (the “Prospectus”) relating to the proposed exchange by the Company of $200,000,000 aggregate principal amount of its 5-1/2% Senior Notes due 2015, which are to be registered under the Act (the “Exchange Notes”), for a like amount of its outstanding, unregistered 5-1/2% Senior Notes due 2015 issued on April 1, 2005 (the “Outstanding Notes”). The Exchange Notes will be guaranteed as to the payment of principal and interest thereon (such guarantees, the “Guarantees” and, collectively, with the Exchange Notes, the “Securities”) by the Guarantors. The Securities will be issued pursuant to an indenture, dated as of April 1, 2005 (the “Indenture”), among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”).
In rendering the opinions set forth herein, we have examined and relied upon originals or copies of the following: (i) the Registration Statement; (ii) the Indenture; (iii) the form of the Exchange Note; and (iv) resolutions adopted by the Board of Directors of the Company on March 29, 2005, by the Board of Directors of American Standard Companies Inc. on March 23, 2005 and by the Board of Directors of American Standard International Inc. on March 29, 2005, each relating to the authorization and issuance of the Securities and the registration of the Securities with the Commission on the Registration Statement.
We have also examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements,
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American Standard, Inc.

certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and public officials.
Members of our firm are admitted to the Bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution, and (iii) the federal laws of the United States of America.
In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.
The opinions set forth herein are subject in each case to the following qualifications, limitations and exceptions: (i) enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law; and (ii) we express no opinion as to the effect of any federal or state laws regarding fraudulent conveyances or transfers.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     (i) When duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes pursuant to the exchange offer described in the Registration Statement, the

American Standard, Inc.

Exchange Notes will be duly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and;
     (ii) Upon the due execution, authentication and issuance of the Exchange Notes in accordance with the Indenture and the delivery of the Exchange Notes in exchange for the Outstanding Notes pursuant to the exchange offer described in the Registration Statement, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.
Very truly yours,
/s/ McDermott, Will & Emery LLP